ShopKo's Dale Kramer Announces Plan to Retire,
    William Podany to Succeed as President and CEO

GREEN BAY, Wis., Jan. 22 /PRNewswire/ -- Dale P.
Kramer, chairman, president and chief executive officer of ShopKo Stores, Inc. (NYSE: SKO) today announced his intention to retire as president and CEO, effective
March 12, 1999. Kramer will remain as non-executive chairman of ShopKo's board of directors. He will also serve in an advisory capacity to ensure a smooth transition. Succeeding Kramer as president and CEO will be William J. Podany, ShopKo's chief operating officer and president of ShopKo's retail division. In his new role, Podany will have responsibility for ShopKo's 147 store specialty discount retail chain and its ProVantage health care knowledge subsidiary.

Kramer said the company is well-positioned for an orderly transition of leadership, with a succession plan established 18 months ago by ShopKo's board of directors. "After nearly 28 years with this remarkable retail organization, I am ready to turn the helm over to Bill Podany and an extremely talented group of senior executives who will lead ShopKo into the next millennium," Kramer said. "I am confident our succession plan will result in a smooth transition and continued success for the entire organization."

Kramer, 59, was named president and chief executive officer of ShopKo in February, 1991, and assumed the post of chairman of the company's board of directors in August, 1997.

Under his leadership, the company achieved several significant milestones. In 1991, Kramer led the enormously successful initial public offering of ShopKo stock on the New York Stock Exchange. In the past five years, the company's financial performance has been strong, with double-digit compound annual sales and earnings per share growth.

Kramer launched the Vision 2000 strategy in 1991, which distinguished ShopKo from national discount chains and department stores. In the years that followed, eighty percent of ShopKo stores were remodeled and all stores were remerchandised. More than $120 million was invested in systems and distribution capabilities that would provide the foundation for ShopKo operations into the next millennium.

Also among Kramer's achievements is the development of ProVantage, Inc., a rapidly growing health care knowledge subsidiary established in 1993. With sales of approximately $650 million in 1998, ProVantage provides products and services to clients that serve more than 17 million people, offering information technology support services, prescription benefit management and vision benefit management services.
Construction of a new 50,000 square foot ProVantage corporate headquarters is underway near Milwaukee, Wis.

In 1996, Kramer was honored with the "Discounter of the Year" award from Discount Store News, the industry's leading trade publication. The magazine applauded
Kramer's success guiding ShopKo through industry turbulence that battered regional retailers with "ambitious remerchandising and restructuring that touched every fact of operations."

Kramer lead a successful $150 million stock buyback and secondary stock offering which resulted in ShopKo's independence from its former parent company, Super
Valu, in 1997. Later that year, he directed the acquisition of Penn-Daniels, Inc., which included 17 stores that were remodeled and opened as ShopKo stores in 1998. ShopKo will open 13 new stores in 1999, including ten former Venture locations. With Kramer's direction, ShopKo grew from 100 stores in 13 states in 1991, to 160 stores in 19 states by the fall of 1999.

"Thanks to Dale's leadership, ShopKo is one of the few surviving regional discounters in the United States today. In fact, we are thriving largely because of the foundation he established in a rapidly changing retail environment," Podany said. "Dale's vision, combined with his leadership and ability to make difficult decisions in the early part of this decade have made a world of difference to ShopKo shareholders, its customers and to the 19,000 employees who have shared his vision to achieve the success ShopKo now enjoys."

Kramer joined ShopKo in 1971 as director of prescription services, pioneering the company's profitable retail health services business. In the years that followed, he was promoted to various management positions with the ShopKo organization.

A graduate of Purdue University with a Bachelor of Science degree in Pharmacy, Kramer worked 10 years for Walgreens prior to joining ShopKo.

Podany, 52, becomes ShopKo's fourth president and chief executive officer, following Kramer, William J. Tyrrell who served as president from 1972-1991 and company founder James Ruben who was president from 1961-1972.

Podany joined ShopKo in 1994 as executive vice president with responsibility for merchandising, marketing, logistics and store planning. In 1996, Podany was named to ShopKo's board of directors, and was promoted to chief operating officer and president of ShopKo's retail division, adding responsibility for store operations.

Podany assembled a team of senior retail executives who reengineered the way ShopKo does business. "Bill and the senior management team have developed a business operating model for continued high performance to our shareholders, customers and employees," Kramer said.
"Through his leadership and this collaborative team process, ShopKo has become a dynamic, entrepreneurial company that teaches continuous transformation and improvement. Our improved customer satisfaction scores and continued strong financial performance are evidence that the strategy is working. Bill's dedication and commitment to this organization, combined with his vast retail experience and leadership capabilities will continue to serve ShopKo in the years ahead," Kramer said.

Prior to joining ShopKo, Podany served as executive vice president for merchandising and logistics of Carter Hawley Hale, a federation of four department store chains from 1992-1994. Podany held senior management positions at May Department Stores from 1987-
1992, and served with Allied Stores divisions in several senior merchandising roles from 1978-1987.

ShopKo Stores, Inc., headquartered in Green Bay, Wis., is a leading specialty discount retailer operating 147 stores in 16 states primarily in the Upper Midwest, Western Mountain and Pacific Northwest regions. ShopKo has announced plans to open 13 new stores in 1999 in Illinois, Iowa, Indiana, Kansas, Kentucky, Idaho and
Wisconsin. The company also serves the rapidly growing managed health care industry through its wholly-owned subsidiary, ProVantage, Inc. ProVantage provides products and services to clients that serve more than 17 million people, offering information technology support services, custom prescription benefit management (PBM) and vision benefit management (VBM) services. For more information about ShopKo or ProVantage, visit the web site at http://www.shopko.com.

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, sales and earnings growth goals. Such statements are subject to important factors which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Company's Annual Report on Form
10-K or as may be described from time to time in the Company's subsequent SEC filings.